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                                                                     EXHIBIT 4.1


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of the 6th day of June, 2002, by and between PAVING STONE CORPORATION, a Nevada corporation (the "Company"), and ROBERT McCANN, an individual ("Consultant").

                                R E C I T A L S:

         WHEREAS, the Company desires to engage Consultant to render consulting services to the Company in connection with the Company's business as presently conducted and as may be conducted in the future and Consultant desires to accept such engagement, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. ENGAGEMENT. The Company hereby engages Consultant to perform consulting services and Consultant hereby accepts such engagement pursuant to the terms and conditions herein set forth.

         2. TERM. The term of this Agreement shall commence on the date hereof and shall terminate twelve (12) months after the date hereof (the "Scheduled Expiration Date"), unless earlier terminated in accordance with Section 11 below or extended as agreed to in writing by the parties (the "Term").

         3. CONSULTING SERVICES. During the Term, Consultant shall provide advice to and consult with the Company, and assist the Company in effectuating its plans and policies concerning strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, and acquisitions, and shall review and advise the Company regarding its overall progress, needs and condition. In addition, Consultant agrees to provide on a timely basis the following services plus any additional services contemplated thereby:

                  (a) Advice regarding the implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services; and

                  (b) The identification, evaluation, structuring, negotiating and assisting in the effectuation or consummation of joint ventures, strategic alliances and business acquisitions and transactions, and advising the Company with regard to the ongoing managing and operating of such acquisitions upon the consummation thereof and such relationships upon the establishment thereof.

         The foregoing services and obligations of Consultant set forth in this
Section 3 are hereinafter referred to as the "Consulting Services." Consultant represents that he has the knowledge, skill, experience and resources necessary to provide the Consulting Services.



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         4. DUTIES OF THE COMPANY. The Company shall make available to
Consultant, as reasonably requested by Consultant, all data and information approved by the Company's management about the Company, its subsidiaries, its management, its products and services and its operations as the Company shall deem to be reasonably required by Consultant to perform the Consulting Services, subject to the provisions of Section 14 of this Agreement.

         5. CONSIDERATION. In consideration of Consultant's performance of the Consulting Services in accordance with this Agreement, the Company shall issue to Consultant 300,000 shares (the "Shares") of the Company's common stock, par value $0.00001 per share ("Common Stock"), on the terms and conditions set forth in this Agreement.

         6. REGISTRATION AND ISSUANCE OF SHARES. The Company shall use its best reasonable efforts to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") on Form S-8 (the "Registration Statement") as soon as reasonably practicable after the execution and delivery of this Agreement by both parties. The Company shall issue the Shares to Consultant within ten (10) days after the date that the Company receives notice from the SEC that the Registration Statement is effective, subject to forfeiture pursuant to the provisions of
Section 7 below and the limitations on the number of Shares that may be sold pursuant to the provisions of Section 8 below. If, notwithstanding the Company's best reasonable efforts, the Registration Statement is not effective by the Scheduled Expiration Date, then the Company shall issue the Shares to Consultant at any time thereafter upon the Consultant's written request, subject to applicable securities laws and bearing applicable legends for restricted stock as deemed appropriate by the Company's counsel. The parties agree that for all purposes, including tax reporting and payment purposes, the value of each of the Shares shall be deemed to be the average of the high and low prices per share of Common Stock as reported on the Over-the-Counter Bulletin Board on June 5, 2002.

         7. FORFEITURE RESTRICTIONS. Consultant agrees and acknowledges that the Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the Consultant (the "Forfeiture Restrictions"), except to the extent the Forfeiture Restrictions have lapsed as herein provided. In the event of termination of this Agreement by the Company for Cause (as herein defined), then Consultant shall, for no consideration, forfeit to the Company all Shares to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Shares. Upon such forfeiture, Consultant shall immediately deliver the forfeited Shares to the Company for cancellation; in any event of forfeiture, however, the Company is authorized to cancel such Shares and instruct its transfer agent that such Shares have been cancelled. The Forfeiture Restrictions shall lapse as to 822 Shares each day that Consultant has been continuously retained as a consultant by the Company hereunder from the date of this Agreement through the date that the Forfeiture Restrictions shall have lapsed as to all of the Shares. Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Shares on the date this Agreement is terminated by Consultant for Good Reason (as herein defined) or by the Company for other than Cause in accordance with the provisions of Section
11. Consultant agrees and acknowledges that (a) the Company is authorized to instruct its transfer agent as to the restrictions on sale of the Shares pursuant to this Section 7 and the limitations on the number of Shares that may be sold pursuant to Section 8 below and (b) the certificates representing the Shares shall bear a legend to the effect that the Shares are subject to the provisions of this Agreement including, without limitation, the restrictions and



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limitations on sale set forth in Section 7 and Section 8 of this Agreement. If
Consultant shall fail to deliver any forfeited Shares to the Company as herein provided, then, in addition to any other remedy available to the Company, Consultant shall be liable to the Company for an amount equal to the highest sales price per share of Common Stock as reported on the Over-the-Counter Bulletin Board on the date of termination of this Agreement by the Company for Cause, multiplied by the number of such forfeited Shares. Each Share with respect to which the Forfeiture Restrictions have lapsed pursuant to this Agreement is hereinafter referred to as an "Unrestricted Share."

         8. LIMITATIONS ON NUMBER OF SHARES SOLD. Consultant shall not sell, assign, transfer or otherwise dispose of more than 25,000 Unrestricted Shares in any given month during the Term without the Company's prior written approval.

         9. CONSULTANT'S REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants to the Company that: (a) Consultant is acquiring the Shares hereunder for Consultant's own account and with no present intention of distributing or selling the Shares and further agrees not to transfer the Shares in violation of the Securities Act or any applicable state securities law; (b) Consultant will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered under the Securities Act or, in the opinion of counsel acceptable to the Company, is exempt from registration under the Securities Act and has been registered or qualified or, in the opinion of such counsel acceptable to the Company, is exempt from registration or qualification under applicable state securities laws; (c) Consultant is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (d) Consultant is a sophisticated investor by virtue of his education, training, and/or numerous prior investments made by him or on his behalf or through entities which he, alone or with others, controls, and has such knowledge and experience in financial and business matters that Consultant is capable of evaluating the merits and risks of an investment in the Company and its shares of Common Stock and of making an informed business decision; (e) Consultant was provided with an adequate opportunity to review all material documents and records of the Company, had an opportunity to ask questions of and receive answers from the Company, or a person or persons acting on its behalf, concerning the business and affairs of the Company and related matters, had an opportunity to request and obtain all additional information reasonably deemed necessary to verify the accuracy of the answers to such questions, and is familiar with and understands the Company, its business, financial condition and results of operation; (f) No representations or warranties of any type or description have been made to Consultant by any person or entity with regard to the Company or any of its businesses, properties or prospects or the investment contemplated herein; (g) Consultant is not relying on the Company or on any legal or other opinion in the materials reviewed by Consultant with respect to the financial or tax considerations of Consultant relating to Consultant's acquisition of the Shares. Consultant has relied solely on Consultant's examination and independent investigation in making Consultant's decision to acquire the Shares; (h) No broker's or finder's fees or commissions will be payable by Consultant with respect to the acquisition by Consultant of the Shares as contemplated by this Agreement; (i) Consultant is providing and shall provide the Consulting Services in his individual capacity and not on behalf of or as an agent of any other person or entity, and the Shares and all proceeds



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thereof are for Consultant's own benefit and account in his individual capacity;
and (j) None of the Consulting Services provided or to be provided by Consultant shall be in connection with the offer or sale of securities in a capital-raising transaction, and shall not directly or indirectly promote or maintain a market for the Company's securities. Consultant's representations and warranties set forth in this Agreement shall survive the termination or expiration of this Agreement.

         10. EXPENSE REIMBURSEMENT. The Company shall reimburse Consultant for all reasonable out-of-pocket business expenses incurred by Consultant during the Term that are directly related to Consultant's performance of the Consulting Services under this Agreement, upon presentation by Consultant of receipts and such other documentation with respect to such expenses as may be reasonably requested by the Company, and otherwise pursuant to the Company's expense reimbursement policy then in effect. All expenses or series of related expenses in excess of $100 must be approved in advance in writing by the Company's Chief Executive Officer. If there is a dispute as to the eligibility of an expense for reimbursement in accordance with the Company's expense reimbursement policies, then such expense shall be deemed reimbursable only if approved by the Company's Board of Directors.

         11. TERMINATION. The Company may terminate this Agreement at any time for any or no reason upon written notice to Consultant. For purposes of this Agreement, this Agreement shall be deemed terminated for "Cause" if the Company terminates this Agreement as a result of Consultant's (a) failure to perform any Consulting Services to the reasonable satisfaction of the Company, (b) breach of any other material covenant, representation or warranty under this Agreement or
(c) commission of any act or omission in connection with the performance of the Consulting Services that constitutes gross negligence as reasonably determined by the Company's Board of Directors. Consultant may terminate this Agreement if the Company shall fail to perform a material covenant hereunder and such failure shall continue for a period of thirty (30) days after the Company receives written notice from Consultant specifying such failure to perform (such termination by Consultant is hereinafter referred to as termination for "Good Cause").

         12. INDEPENDENT CONTRACTOR.

                  (a) INDEPENDENT CONTRACTOR STATUS. It is acknowledged and agreed that the relationship between the Company and Consultant is that of independent contractor. Consultant is not an employee of the Company for any purpose whatsoever, including state or federal taxes and workers' compensation insurance. This Agreement is not intended to create, nor shall it create, an employment relationship, a joint venture, partnership or any similar relationship between the parties. Consultant shall not in any manner hold himself out to the public as an employee of the Company. Consultant does not have any right, power or authority to create any contract or obligation binding upon the Company.

                  (b) NO WITHHOLDINGS; NO BENEFITS. The Company will not withhold or pay any payroll or employment taxes of any kind with respect to compensation paid or payable to Consultant hereunder, including, without limitation, FICA, FUTA, Federal Personal Income Tax, State Personal Income Tax, State Disability Insurance Tax, and State Unemployment Insurance Tax. Consultant shall be responsible for payment of all federal withholding taxes, self-employment taxes and quarterly tax estimates. No workers' compensation insurance has been or will be obtained by the Company on account of Consultant. Consultant shall comply with all workers' compensation laws with respect to Consultant. Consultant acknowledges that Consultant is not entitled to any training, sick, vacation, or holiday pay or any other benefits of any type which



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the Company may offer its employees. Consultant shall comply with all applicable laws, rules, regulations, industry guidelines and ethical requirements. Consultant agrees to release, indemnify and hold harmless the Company for all claims, liabilities, losses, damages, costs or expenses (including reasonable attorneys' fees) arising from or related to Consultant's failure to pay any payroll or employment taxes of any kind owed or owing to any state, federal or local governmental authority.

         13. NON-SOLICITATION. During the Term and for a period of six (6) months thereafter, Consultant shall not directly or indirectly through another entity: (a) induce or attempt to induce any employee or contractor of the Company to leave the employ or engagement of the Company, or in any way interfere with the relationship between the Company and any employee or contractor thereof; (b) hire any person who was an employee or independent contractor of the Company at any time during the Term; or (c) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

         14. CONFIDENTIALITY. During the Term and at all times subsequent thereto, Consultant shall not use for Consultant's own account, or release or divulge, or identify or refer to in any release or communication (oral or written), or in any document prepared by the Company or any agent of the Company, or make known for any reason or purpose, any information not otherwise publicly available whatsoever relating to the Company or confidential information about the Company or confidential information of a third party that the Company is obligated to treat as confidential to any other person or persons whatsoever without the prior written consent of the Company. Consultant is aware and acknowledges that Consultant will have access to confidential information by virtue of Consultant's engagement with the Company and Consultant agrees to keep such information confidential at all times. The type of confidential information covered by this section shall include, but is not limited to, customer and supplier lists (prospective, current and former), financial information, pricing information, marketing information, trade secrets, and proprietary services, business prospects, acquisition plans or prospects, processes and products performed or provided by the Company to or for customers or clients. Notwithstanding the foregoing, any information that (a) is in the public domain prior to disclosure hereunder, (b) was known by the Consultant prior to disclosure or (c) is required to be disclosed under applicable law (provided the Company has been given a reasonable opportunity to obtain a protective order in connection therewith), shall not be deemed "confidential" for purposes of this Agreement.

         15. GENERAL PROVISIONS.

                  (a) ASSIGNMENT. Consultant may not assign this Agreement nor any of Consultant's rights or obligations hereunder.

                  (b) NOTICES. All notices required by this Agreement shall be in writing and delivered by hand, by first class registered or certified mail, postage prepaid, or by nationally recognized overnight delivery service, and addressed as follows: if to the Company, Paving Stone Corporation, 1760 N.W. 22nd Court, Pompano Beach, Florida 33069, Attn: Jace Simmons; and if to Consultant, Robert McCann, 1247 Rosedale Terrace, Boynton Beach, Florida 37037.



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                  (c) ENTIRE AGREEMENT; NO AMENDMENTS. This Agreement
constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified, and no provision hereof may be waived, except by an instrument in writing signed by the party against whom enforcement of any amendment, modification or waiver is sought.

                  (d) GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The invalidity of any portion of this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted herein conditionally on their being valid in law. In the event that any portion or portions contained herein shall be invalid, this Agreement shall be construed so as to make such portion or portions valid or, if such construction is not legally possible, as if such invalid portion or portions had not been inserted.

                  (e) WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver or relinquishment of any such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  (f) ATTORNEYS' FEES; JURISDICTION AND VENUE. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Broward County in the State of Florida or in the U.S. District Court for the Southern District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

                  (g) NO THIRD PARTY RIGHTS. The terms and provisions of this Agreement are for the exclusive benefit of the parties hereto, and no other person or entity, including creditors of any party hereto, shall have any right or claim against any party by reason of such terms and provisions or be entitled to enforce any of such terms and provisions against any party hereto.

                  (h) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                         (SIGNATURES ON FOLLOWING PAGE)



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        PAVING STONE CORPORATION, a Nevada
                                        corporation

                                        By: /s/ JACE SIMMONS
                                        --------------------------------------
                                        Name: JACE SIMMONS

                                        Title: Executive Vice President-Finance
                                               and Chief Financial Officer



                                        /s/ ROBERT MCCANN
                                        --------------------------------------
                                        Robert McCann



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